EXHIBIT 5

Warner Norcross & Judd LLP
Attorneys at Law
900 Old Kent Building
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

Telephone (616) 752-2000
Fax (616) 752-2500

September 20, 1999

Manatron, Inc.
2970 South 9th Street
Kalamazoo, Michigan 49009

Re:	Registration Statement of Form S-3

Ladies and Gentlemen:

                As counsel to Manatron, Inc., a Michigan corporation (the "Company"),we have acted as counsel to the Company in connection with the Company’s Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 455,000 shares (the "Shares") of Common Stock, no par value.

                In such capacity we have examined the Company’s Restated Articles of Incorporation and Bylaws and such other corporate records of the Company, documents and certificates of public officials and others as we have deemed necessary as a basis for the opinion hereinafter expressed. Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Experts" therein.

WARNER NORCROSS & JUDD LLP By: /s/ Stephen C. Waterbury Stephen C. Waterbury, a Partner